International Barrier Technology Issues Stock Options

News Release

For Immediate Release:

May 16, 2012

Watkins, MN – May 16, 2012 International Barrier Technology Inc. (TSXV: IBH; OTCBB: IBTGF) announces that it has granted stock options to directors, officers, employees and consultants of the Company, exercisable to acquire up to 3,840,000 common shares of the Company, at a price of USD$0.10 per common share, expiring on May 15, 2015.

This press release is being issued in accordance with the requirements of TSX Venture Exchange policies.

About International Barrier Technology Inc.

International Barrier Technology Inc. develops, manufactures, and markets proprietary fire-resistant building materials branded as LP® FlameBlock® Fire-Rated OSB Sheathing and Mule-Hide FR Deck Panel. Barrier's award-winning fire-resistant wood panels use a patented, non-toxic, non-combustible coating with an extraordinary capability: it releases water in the heat of fire. The panels exceed "model" building code requirements in every targeted fire test and application, and are unique in combining properties that increase panel strength and minimize environmental and human impact.  Barrier's family of products provides customers a premium material choice meeting an increasingly challenging combination of requirements in residential and commercial building construction.  For more information please visit www.intlbarrier.com.

For more information, contact:
Michael D. Huddy

President, CEO

International Barrier Technology, Inc.

International Barrier Technology Inc.
North America Toll Free: 1-866-735-3519
Email: info@intlbarrier.com

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful. The securities have not been registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

International Barrier Technology Inc.

510 4th St N • P.O. Box 379 • Watkins, MN  55389  USA

Tel: 866-735-3519  •  Email:info@intlbarrier.com